                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


NINE MONTHS ENDED SEPTEMBER 30, 1997
------------------------------------
  Net Loss                        Weighted Average Shares Outstanding        Loss per Share
  --------                        -----------------------------------        --------------

  $15,052,947   [DIVIDED BY]                  8,270,676                  =       $1.82

